Exhibit 10.2
FORM OF PERFORMANCE SHARES PROGRAM
AWARD AGREEMENT
_______________________________________________________________

PARTICIPANT:	UNITS AWARDED:
AWARD DATE:	PERFORMANCE END DATE:

Effective [__________], you have been awarded [__________] Performance Shares Units (“Award”) in the Fiscal [____ - ____] Performance Shares Program (“Program”) under the 2015 Incentive Shares Plan (“Plan”). This Award is made in accordance with and subject to the terms and provisions of the Program and the Plan, certain terms and provisions of which are generally described in the Offering Circular for the Plan and any supplements thereto, and this Award Agreement (the “Agreement”).

TERMS OF AWARD

Performance Period:

The performance period shall be the three-year period beginning October 1, [____] and ending September 30, [____] (“Performance Period”).

Operating Performance Targets, Weightings and Payout Cap:

Operating Measures	Weight	Target	Cap
Target Adjusted Earnings Per Share	60%	$[____]	125%
Target Cumulative Free Cash Flow	40%	$[____]	125%

The Program Operating Performance Targets are Adjusted Earnings Per Share (“Target Adjusted EPS”) and Cumulative Free Cash Flow over the Performance Period (the “Target Cumulative FCF”). Measurement of actual achievement against the Operating Performance Targets will be as of the end of the Performance Period.

To determine the percentage achievement of the Operating Performance Targets, the actual adjusted EPS(1) for the Performance Period will be measured against the Target Adjusted EPS, and the actual Cumulative FCF(2) for the Performance Period will be measured against the Target Cumulative FCF. The achievement of Target Adjusted EPS will be weighted as 60% of the calculated payout and Target Cumulative FCF will be weighted 40%. This calculation determines the Final Operating Payout Percentage. The percentage achievement of each Target is capped at 125%, and therefore the Final Operating Payout Percentage cannot exceed 125%.

Example:
Actual Adjusted EPS ($[__])/Target Adjusted EPS ($[__]) * .60 = Achieved Calculated EPS% ([__]%)
Actual Cumulative FCF ($[__])/Target Cumulative FCF ($[__]) * .40 = Achieved Calculated FCF% ([__]%)
Sum of Above Percentages = Final Operating Payout % ([__]%)

(1) Adjusted EPS = GAAP EPS excluding 1) restructuring, 2) one-time purchase accounting charges and fees, 3) unusual, extraordinary or one-time non-recurring charges/gains, 4) acquired intangible asset amortization, and 5) other items consistent with past practice

(2) Cumulative FCF = GAAP Operating Cash Flow, less capital expenditures accumulated over the Performance Period (Yr 1 FCF + Yr 2 FCF + Yr 3 FCF)

Fiscal [____ – ____] Performance Shares Program – Award Agreement                         Page | 2

Relative Total Shareholder Return Benchmark Modifier:

The Company’s total shareholder return will be measured relative to the S&P 500 Capital Goods Index group of companies (“CGI Group”) for the Performance Period (the “rTSR”). The Final Operating Payout Percentage will be subject to modification based on the rTSR (the “rTSR Modifier”) as follows:
1.if rTSR is at or above the 80th percentile of the CGI Group, the Final Operating Payout Percentage will be increased by 20 points
2.if rTSR is at or below the 20th percentile of the CGI Group, the Final Operating Payout Percentage will be decreased by 20 points
3.if rTSR is between the 20th and 80th percentile of the CGI group, no increase or decrease to the Final Operating Payout Percentage will be made.

Final Program Payout Percentage/Maximum Payout:

The Final Operating Payout Percentage after giving effect to the impact of the rTSR Modifier (if any), will determine the Final Program Payout Percentage. The maximum payout percentage of any Award shall not exceed 145% of the Award amount.

Final Payout Certification/Acceptable Payout Adjustments:

The Compensation Committee of Emerson’s Board of Directors will certify the Final Program Payout Percentage based on the achievement of the Operating Performance Targets and the rTSR modifier during the Performance Period. This certification is expected to occur at the Compensation Committee’s November meeting following the conclusion of the Performance Period.

In determining the Final Program Payout Percentage, the actual Adjusted EPS and Cumulative FCF results may be subject to adjustment only for the following categories of adjustments to the extent such adjustments are significant to the payout and are made with the objective of maintaining the same degree of difficulty in meeting the Operating Performance Targets (collectively, the “Acceptable Adjustments”): (1) acquisitions and divestitures, (2) restructuring charges, (3) tax adjustments (tax reform), (4) goodwill and/or asset impairment, (5) foreign currency fluctuations (hyperinflation), (6) debt extinguishments/restructuring, (7) legal reserves and/or litigation settlements (8) accounting principle changes, and/or (9) ther significant, non-recurring items.

After application of the Acceptable Adjustments set forth above, the Compensation Committee shall not exercise discretion in determining the Final Program Payout Percentage.

Total Program Payment:

The total Program payment following the conclusion of the Performance Period is determined by applying the Compensation Committee certified Final Program Payout Percentage to the Award to establish the Final Earned Units payable under the Program (“Stock Payment”). An accumulated dividend equivalent cash payment will also be paid on the Final Earned Units (“Dividend Equivalent Payment”). Dividend equivalents are not paid on unearned units.

Payment Method/Tax Withholding:

Payments made under the Program are subject to all required statutory tax withholding/reporting requirements and any such taxes will be withheld from the payment and reported to the taxing authorities as required by law in effect at the time payment is made. Tax withholding will be applied at the maximum statutory withholding rate per the federal and governing local jurisdiction. The Stock Payment will be delivered in shares of Emerson common stock representing the net after tax withholding value, and no portion of the Stock Payment will be paid directly to the participant in cash. The fair market value of Emerson stock on the Committee certification date is used for tax/reporting valuation purposes. The Dividend Equivalent Payment will be paid in cash, net of required tax withholdings as provided above. Payment method/tax withholding requirements are subject to local taxation/securities regulations and may require compliance modifications. Modifications are permissible only when required to comply with taxation, securities and/or other legal or regulatory requirements.

Fiscal [____ – ____] Performance Shares Program – Award Agreement                         Page | 3

Fiscal [____ - ____] Performance Shares Program Participant Obligations

This Award includes participant obligations, including certain post-employment obligations as set forth in this Agreement, the Plan and/or Offering Circular, and other responsibilities. Please review all documents carefully prior to accepting this Award.

Participant Obligations and Responsibilities:

In consideration of this Award, you acknowledge and agree that:

1.The Award and your participation in the Program are subject to and conditioned upon the terms for the Program established by the Compensation Committee pursuant to the Plan and this Agreement, or otherwise set forth, and in the attached Plan document. In the event of a conflict between this Agreement and the Plan, this Agreement shall control.

2.That during your employment by Emerson Electric Co. or any of its divisions, subsidiaries or affiliates (collectively, "Emerson"), and for a period of two (2) years immediately after your employment with Emerson ends for any reason, including by reason of divestiture or spin-off, you will not directly or indirectly, regardless of whether any payment has been made to you under the Program or the Plan, (a) compete against, or enter the employ of or assist any person, firm, corporation or other entity in a business that competes against any business of Emerson in which you were at any time employed, (b) compete against any such Emerson business by soliciting or pursuing its customers, or (c) solicit or hire any Emerson employees. Emerson shall be entitled to all rights and remedies available at law or equity for any breach or threatened breach of this agreement, including a cancellation of this Award and any other outstanding equity award and/or the return of all shares (including any cash payment in lieu of shares or dividend equivalents paid) issued under this Program or any prior Performance Shares Program or the Plan, damages and injunctive relief.

3.This Award is conditioned upon your compliance with all practices and policies under Emerson’s Ethics and Compliance Program, including our Code of Conduct and Code of Ethics, and that your actions will reflect Emerson’s Core Value of Integrity. Any violation of our Ethics and Compliance Program may result in the forfeiture of this Award or the repayment of any amounts paid under this Award.

4.This Award and Agreement are governed by Missouri law, without regard to any conflicts of law principles thereof, and you consent to resolve any disputes exclusively in the courts in the Eastern District of Missouri.

You acknowledge and agree that you have read and understand the terms of this Agreement, the Plan and the Offering Circular for the Plan, and any supplements thereto, and accept this Award conditioned upon the terms set forth therein.

Accepted by:
Date

ref: November 2021